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                                                                    Exhibit 99.1


TranSwitch Corporation         News Release

TranSwitch Corporation Sells $400 Million of 4.5% Convertible Notes

(Shelton, CT) September 7, 2000-TranSwitch Corporation (NASDAQ:TXCC) announced today that it agreed to sell $400 million of 4.5% convertible notes due 2005 in a private placement.

The notes will be convertible into TranSwitch's common stock at a conversion price of $61.92 per share. The Company has granted the initial purchasers of the notes a 30-day option to purchase an additional $60 million principal amount of the notes. The placement of the notes is expected to close on September 12, 2000.

The Company intends to use the net proceeds of the anticipated offering for general corporate purposes, including working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies if the opportunity arises.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch and its operations involve risks and uncertainties, including without limitation risks of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; risks associated with acquiring new businesses; risks of failing to attract and retain key managerial and technical personnel; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:
Michael F. Stauff, Chief Financial Officer, or
Michael McCoy, Vice President and Controller
TranSwitch Corporation
Phone: 203/929-8810
Fax: 203/926-9453